Exhibit 23.4

CONSENT OF PERSON TO BE NAMED A DIRECTOR NOMINEE

I hereby consent to the use of my name and any references to me as a person nominated to serve as a director of KBR, Inc., a Delaware corporation (the “Company”), in the Registration Statement of the Company on Form S-1 (File No. 333-133302), and any and all amendments or supplements thereto, to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: November 13, 2006

/s/ Jeffrey E. Curtiss
Jeffrey E. Curtiss